Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Terex Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

Stamford, CT

May 18, 2009